                                                                    EXHIBIT 99.2

              Opinion and consent of John H. Livingston, Esquire
             as to the legality of the securities being registered


                                    April 14, 2000



The Board of Directors
United Investors Life Insurance Company
2001 Third Avenue South
Birmingham, Alabama 35233

Gentlemen:

    With reference to the Registration Statement for the Titanium Universal Life Variable Account filed on form S-6 (File No. 333-89875) with the Securities and Exchange Commission covering flexible premium variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

    1. United Investors Life Insurance Company is duly organized and validly existing under the laws of the State of Missouri and has been duly authorized to issue individual flexible premium variable life policies by the Division of Insurance of the State of Missouri.

    2. The Titanium Universal Life Variable Account is a duly authorized and existing separate account established pursuant to the provisions of
       Section 376.309, of the Revised Statutes of Missouri.

    3. The flexible premium variable life policies, when issued as contemplated by said Form S-6 Registration Statement, will constitute legal, validly issued and binding obligations of United Investors Life Insurance Company.

    I hereby consent to the filing of this opinion as an Exhibit to said S-6 Registration Statement.

                                        Very truly yours,

                                        /s/ John H. Livingston
                                        ---------------------------
                                        John H. Livingston, Esquire
                                        Secretary and Counsel

JHL:dk